Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Space Exploration Technologies Corp. of our report dated March 30, 2026, except for the effects of the reorganization of entities under common control and the effects of the stock split discussed in Note 1 to the consolidated financial statements and the change in reportable segments discussed in Note 19 to the consolidated financial statements, as to which the date is May 7, 2026, relating to the financial statements, which appears in Space Exploration Technologies Corp.’s Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-296070).
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
June 12, 2026